NPC International, Inc. Announces Refinancing of
Senior Secured Credit Facilities

Overland Park, Kansas, (November 21, 2012) - NPC International, Inc. (the “Company”) today announced that it has refinanced its outstanding $368 million term loan and $100 million revolving credit facility.  The refinancing resulted in a 75 basis point reduction in the spread over LIBOR on the Company’s term loan borrowings and a 175 basis point reduction in the spread over LIBOR on the Company’s existing revolving credit facility.  This refinancing also extends the maturity date of the revolving credit facility by one year to December 28, 2017.  Currently, no amounts are drawn on the revolving credit facility.  At prevailing LIBOR rates this action serves to reduce annual interest expense by approximately $3.0 million. The Company paid a soft call premium, in accordance with the terms of its Credit Agreement, plus transaction related expenses totaling approximately $4.5 million to effectuate the refinancing. No other material changes were made to the Company's senior credit facility in the refinancing.

Jim Schwartz, Chairman and CEO of NPC International, Inc., said “We are pleased with our strong performance in fiscal 2012 that has allowed the Company to avail itself of favorable market conditions a second time following the sale of the Company in December 2011.  The results of this refinancing effort will further reduce our interest cost and increase our free cash flow, which will complement the Company’s plans for development next year while maintaining a strong deleveraging profile.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,223 Pizza Hut restaurants and delivery units in 28 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations.  Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct.  Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; adverse changes in the credit markets; and other factors. These risks and other risks are described in the filings of NPC and its parent company, NPC Restaurant Holdings, LLC, with the Securities and Exchange Commission, including Parent's and NPC’s Post Effective Amendment No. 1 to Form S-4 Registration Statement, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

This press release is for informational purposes only and shall not constitute an offer to buy or sell or a solicitation of an offer to buy or sell any securities.

Contact:  Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213